FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported)   October 3, 2003


                             Victor Industries, Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Idaho                        0-25388                 91-078484114
 ----------------------------    ------------------------    -------------------
 (State or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


           4810 North Wormath Road, Missoula, Montana        598074
           ------------------------------------------      ----------
            (Address of Principal Executive Offices)       (Zip Code)


     Registrant's telephone number, including area code:   (406) 251-8501


Item 2. Acquisition or Disposition of Assets

The Board of Directors of Victor Industries, Inc. reports that Flinn Broadcasting has once again turned the power off at The Heat 100.3 in Great Falls, MT. The Heat 100.3 is New Wave Media Corporations ( a wholly owned subsidiary of Victor Industries ) first radio station.

Josh Gager, President of Victor Industries and New Wave Media commented, " In just six months of operations we created the number one station in Great Falls in the 18-34 age group, this position greatly increased the value of the station. This is the second time Flinn Broadcasting has turned the power off at the station. The first time New Wave Media secured a permanent injunction requiring Flinn to turn the power back on. The judge, in his Statements of Fact stated that Flinn had broken our agreement and that New Wave would likely prevail in court. We bounced back from the first disruption and were approaching profitability when Flinn turned us off the second time. We have made the decision not to attempt to gain another injunction and instead exercise our legal rights in court. With the reputation we have gained in the market our plans are to acquire another station. There can be no assurance that we will be successful in accomplishing our goal.

We have continued developing our marketing strategy for Victor Industries flagship product, ENVIROLIZERTM . We believe, that given the difficulties we have experienced in marketing to distributors that a direct marketing campaign may be more effective. To that end we expect marketing efforts to begin during the month of October.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   October 3, 2003                       Victor Industries, Inc.


                                               By:  /s/  Josh Gager
                                                    ---------------
                                                    President







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